Exhibit 10.4
PROMISSORY NOTE SECURED BY DEED OF TRUST
Loan No. 31 - 0900266A
$8,000,000.00

San Francisco, California December 21, 2000
1.	PROMISE TO PAY. For value received, the undersigned BARBER LANE ASSOCIATES L. P. , a California limited partnership (‘Borrower”), promise(s) to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), 1320 Willow Pass Road, Suite 205, Concord, California 94520, or at such other place as may be designated in writing by Lender, the principal sum of EIGHT MILLION AND NO/ 10 0 THS DOLLARS ($8 , 0 0 0 , 0 0 0 . 00) (“Loan”), with interest thereon as specified herein. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds, without offset, deduction or counterclaim of any kind.

2.	SECURED BY DEED OF TRUST. This Note is secured by, among other things, that Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing) (“Deed of Trust”) of even date herewith, encumbering certain real property described therein (“Property”).

3.	DEFINITIONS. For the purposes of this Note, the following terms shall have the following meanings:

“Business Day” shall mean any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in California are authorized or required by law to close. All references in this Note to a “day” or a “date” shall be to a calendar day unless specifically referenced as a Business Day.

“Default” shall have the meaning set forth in the Deed of Trust.

“Disbursement Date” shall mean the date upon which the Loan proceeds are funded into escrow in connection with the closing of the Loan.

“Effective Date” shall mean the date the Deed of Trust is recorded in the Office of the County Recorder of the county where the Property is located and Lender authorizes the Loan proceeds to be released to Borrower.

“Loan Documents” shall mean the documents listed in Exhibit B attached hereto and incorporated herein by this reference.

“Maturity Date” shall mean February 1, 2011.

4.	INTEREST; PAYMENTS.
4.1	Definitions. The following terms shall have the meanings indicated:

“Actual/360 Basis” shall mean on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“30/360 Basis” shall mean on the basis of a 360-day year consisting of 12 months of 30 days each. “Interest Rate” shall mean a fixed annual rate of 7 . 4 5 5%.

4.2	Interest Accrual. Interest on the outstanding principal balance of this Note shall accrue from the Disbursement Date at an annual rate equal to the Interest Rate calculated on an Actual/360 Basis.

4.3	Payments. Monthly payments hereunder shall commence on the first day of the calendar month following the Disbursement Date and continue on the first day of each calendar month thereafter through the Maturity Date. If the Disbursement Date is a date other than the fast day of a calendar month, the fast monthly payment shall be interest only. Subsequent monthly payments shall be calculated on the basis of an equal-payment 30 year amortization of principal and interest. Notwithstanding that interest on this Note accrues on an Actual./360 Basis, the total amount of each such amortized monthly payment of principal and interest shall be determined using a 30/360 Basis. On the Maturity Date, all unpaid principal and accrued but unpaid interest shall be due and owing in full. All interest shall be paid in arrears.
4.4	Acknowledgments. Borrower acknowledges that interest calculated on an ActuaU360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: (a) a greater portion of each monthly installment of principal and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis; and (b) the unpaid principal balance of this Note on the Maturity Date will be greater using the Actuall360 Basis than would be the case if interest accrued on a 30/360 Basis.

4.5	Application of Payments. In the absence of a specific determination by Lender to the contrary, all payments paid by Borrower to Lender in connection with the obligations of Borrower under this Note and under the other Loan Documents shall 3e applied in the following order of priority: (a) to amounts, other than principal and interest, due to Lender pursuant to this Note or the other Loan Documents; (b) to accrued but unpaid interest on this Note; and (c) to the unpaid principal balance of this Note. Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.
5.	LATE CHARGE; DEFAULT RATE.
5.1	Late Charge. If all or any portion of any payment or deposit required hereunder (other than the payment due on the Maturity Date) is not paid or deposited on or before the fourth day following the day on which such payment or deposit is due, Borrower shall pay a late or collection charge, as liquidated damages, equal to 5% of the amount of such unpaid payment or deposit. If all or any portion of the payment due on the Maturity Date is paid more than 4 days after the Maturity Date and on a date other than the first day of a month, Borrower shall pay a late or collection charge, as liquidated damages, equal to the interest which would have accrued on such amount during the period commencing on the date payment of such amount is actually made and ending on the last day of the month in which payment of such amount is actually made. Borrower acknowledges that Lender will incur additional expenses as a result of any late payments or deposits hereunder, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 5.1 are a reasonable estimate of such expenses.

5.2	Default Rate. Commencing upon a Default and continuing until such Default shall have been cured by Borrower, all sums owing on this Note shall bear interest until paid in full at an annual rate equal to 5% plus the h terest Rate, but not higher than the maximum rate of interest permitted by applicable law (“Default Rate”).
6.	MAXIMUM RATE PERMITTED BY LAW. Neither this Note nor any of the other Loan Documents shall require the payment or permit the collection of any interest or any late payment charge in excess of the maximum rate permitted by law. If any such excess interest or late payment charge is provided for under this Note or any of the other Loan Documents or if this Note or any of the other Loan Documents shall be adjudicated to provide for such excess, neither Borrower nor Borrower’s successors or assigns shall be obligated to pay such excess, and the right to demand the payment of any such excess shall be and hereby is waived, and this provision shall control any other provision of this Note or any of the other Loan Documents. If Lender shall collect amounts which are deemed to constitute interest and which would increase the effective interest rate to a rate in excess of the maximum rate permitted by law, all such amounts deemed to constitute interest in excess of the maximum. legal rate shall, upon such determination, at the option of Lender, be returned to Borrower or credited against the outstanding principal balance of this Note.
7.	ACCELERATION. If (a) Borrower shall fail to pay when due any sums payable under this Note; (b) any other Default shall occur; or (c) any other event or condition shall occur which, under the terms of the Deed of Trust or any other Loan Document, gives rise to a right of acceleration of sums owing under this Note, then Lender, at its sole option, shall have the right to declare all sums owing under this Note immediately duc and payable; provided, however, that if the Deed of Trust or any other Loan Document provides for the automatic acceleration of payment of sums owing under this Note, all sums owing under this Note shall be automatically due and payable in accordance with the terms of the Deed of Trust or such other Loan Document.

8.	BORROWER’S LIABILITY.
8.1	Limitation. Except as otherwise provided in this Section 8, Lender’s recovery against Borrower under this Note and the other Loan Documents shall be limited solely to the Property and the “Collateral” (as defined in the Deed of Trust).

8.2	Exceptions. Nothing contained in Section 8.1 or elsewhere in this Note or the other Loan Documents, however, shall limit in any way the personal liability of Borrower owed to Lender for any losses or damages incurred by Lender (including, without limitation, any impairment of Lender’s security for the Loan) with respect to any of the following matters: (a) fraud or willful misrepresentation;; (b) material physical waste of the Property or the Collateral; (c) failure to pay property or other taxes, assessments or charges from available property cash flow (other than amounts paid to Lender for taxes, assessments or charges pursuant to Impounds as defined in Exhibit A and where Lender elects not to apply such funds toward payment of the taxes, assessments or charges owed) which may create liens senior to the lien of the Deed of Trust on all or any portion of the Property; (d) failure to deliver any insurance or condemnation proceeds or awards or any security deposits received by Borrower to Lender or to otherwise apply such sums as required under the terms of the Loan Documents or any other instrument now or hereafter securing this Note; (e) failure to apply any rents, royalties, accounts, revenues, income, issues, profits and other benefits from the Property which are collected or received by Borrower during the period of any Default or after acceleration of the indebtedness and other sums owing under the Loan Documents to the payment of either (i) such indebtedness or other sums or (ii) the normal and necessary operating expenses of the Property; or (f) any breach by Borrower of any covenant in this Note or in the Deed of Trust regarding Hazardous Materials (as defined in the Deed of Tnrst) or any representation or warranty of Borrower regarding Hazardous Materials proving to have been untrue when made.

8.3	No Release or Impairment. Nothing contained in Section 8.1 shall be deemed to release, affect or impair the indebtedness evidenced by this Note or the obligations of Borrower under, or the liens and security interests created by the Loan Documents, or Lender’s rights to enforce its remedies under this Note and the other Loan Documents, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, erforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at a.any time hereafter security for the payment and performance of all obligations under this Note or the other Loan Documents.

8.4	Prevail and Control. The provisions of this Section 8 shall prevail and control over any contrary provisions elsewhere in this Note or the other Loan Documents.
9.	NON-TRUSTOR BORROWER. If any Borrower is not also a "Tmstor” under the Deed of Trust, such Borrower hereby makes all representations and warranties in favor of Lender contained in Article 5 of the Deed of Trust, all covenants contained in Section 6.15 of the Deed of Trust, and all indemnities of Lender contained in Section 6.19 of the Deed of Trust, jointly and severally with the “Trustor.”
10.	MISCELLANEOUS.
10.1	Joint and Several Liability. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder.

10.2	Waiver of Presentment. Except as otherwise provided in any other Loan Document, Borrower hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of intent to accelerate, notice of acceleration, notice of nonpayment, notice of costs, expenses or losses and interest thereon, and notice of interest on interest and late charges.

10.3	Delay In Enforcement. No previous waiver or failure or delay by Lender in acting with respect to the terms of this Note or the Deed of Trust shall constitute a waiver of any breach, default or failure of condition under this Note, the Deed of Trust or the obligations secured thereby. A waiver of any term of this Note, the Deed of Trust or of any of the obligations secured thereby must be made in writing signed by Lender, shall be limited to the express terms of such waiver, and shall not constitute a waiver of any subsequent obligation of Borrower. The acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

10.4	Time of the Essence. Time is of the essence with respect to every provision hereof

10.5	Governing Law. This Note was accepted by Lender in the slate of California and the proceeds of this Note were disbursed from the state of California, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Note, the Deed of Trust and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of California applicable to contracts made and performed in such state and any applicable law of the United States of America, except that at all times the provisions for the enforcement of Lender’s STATUTORY POWER OF SALE granted under the Deed of Trust securing this Note and the creation, perfection and enforcement of the security interests created pursuant thereto and pursuant to the other Loan Documents shall be governed by and construed according to the law of the state where the Property is located. Except as provided in the immediately preceding sentence, Borrower hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than California governs the Deed o f Trutt, this Note and the other Loan Documents.

10.6	Consent to Jurisdiction,. Borrower irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the state of California over any suit, action, or proceeding, brought by Borrower against Lender, arising out of or relating to this Note or the Loan evidenced hereby; (b) any state or federal court sitting in the state where the Property is located or the state in which Borrower‘s principal place of business is located over any suit, action or proceeding, brought by Lender against Borrower, arising out: of or relating to this Note or the Loan evidenced hereby; and (c) any state court sitting in the county of the state where the Property is located over any suit, action, or proceeding, brought by Lender to exercise its STATUTORY POWER OF SALE under the Deed of Trust or any action brought by the Lender to enforce its rights with respect to the Collateral. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in a.ny such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

10.7	Counterparts. This Note may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall be deemed to be one and the same Note.

10.8	Heirs, Successors and Assigns. All of the terns, covenants, conditions and indemnities contained in this Note and the other an Documents shall be binding upon the heirs, successors and assigns of Borrower and shall inure to the benefit of the successors and assigns of Lender. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise petted in this Note or the other Loan Documents.

10.9	Severability. If any tern of this Note, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Note, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Note shall be valid and enforceable to the fullest extent permitted by law.

10.10	Consents and Approvals. Wherever Lender’s consent, approval, acceptance or satisfaction is required under any provision of this Note or any of the other Loan Documents, such consent, approval, acceptance or satisfaction shall not be unreasonably withheld, conditioned or delayed by Lender unless such provision expressly so provides.
11.	NOTICES. All notices and other communications that are required or permitted to be given to a party under this Note shall be in writing and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission to the address or facsimile number below. All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses and facsimile numbers of the parties shall be:

Borrower:	Lender:
BARBER LANE ASSOCIATES L.P.	Wells Fargo Bank, N.A.
490 California Ave.	1320 Willow Pass Road, Suite 205
4th Floor	Concord, CA 94520
Palo Alto, CA 94301	Loan No. 31-0900266A
FAX No.: (650) 326-9333	FAX No.: (925) 691-5947

With copies to:
Cooley Godward LLP
One Maritime Plaza 20th Floor
San Francisco, CA 94111
Attn: Paul Churchill, Esq.
(415) 951-3699
12.	ADDITIONAL TERMS ANI) CONDITIONS. The additional terms and conditions set forth in Exhibit A attached hereto are incorporated herein by this reference.
13.	PREPAYMENT. Borrower acknowledges that any prepayment of this Note will cause Lender to lose its interest rate yield on this Note and will possibly require that Lender reinvest any such prepayment amount in loans of a lesser interest rate yield (including, without limitation, in debt obligations other than first mortgage loans on commercial properties). As a consequence, Borrower agrees as follows, as an integral part of the consideration for Lender’s making the Loan:
13.1	Voluntary Prepayment. Any voluntary prepayment of this Note: (a) is prohibited except during the last 3 months of the term, (b) is permitted in full only, and not in part.

13.2	Prepayment Charge.
a.	Basic Charge. Except as provided below, if this Note is prepaid prior to the last 3 months of the term, whether such prepayment is involuntary or upon acceleration of the principal amount of this Note by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to all other sums then due and owing to Lender under the Loan Documents) a prepayment charge equal to the greater of the following two amounts: (a) an amount equal to 1% of the then outstanding principal balance of the Loan; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required under this Note, calculated by discounting such payments from their respective scheduled payment dates back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount of the prepayment and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” means (c) the annual yield to maturity of the actively traded :ion-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (d) 12, if scheduled payment dates are monthly, or 4, if scheduled payment dates are quarterly.

b.	Additional Charge. If this Note is prepaid on any day other than the first day of a month, whether such prepayment is involuntary or upon full acceleration of the principal amount of this Note by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to the basic prepayment charge described in Section 13.2a. above and all other sums then due and owing to Lender under this Note and the other Loan Documents) an additional prepayment charge equal to the interest which would otherwise have accrued on the amount prepaid (had such prepayment not occurred during the period commencing on the prepayment date and ending on the last day of the month in which the prepayment occurred.
c.	Exclusion. Notwithstanding the foregoing, no prepayment charge of any kind shall apply in respect to any prepayment resulting from the application of any insurance or condenmation proceeds received by Lender and applied by Lender to the outstanding principal balance of the Loan.
13.3	Effect of Prepayment. No partial prepayment of this Note shall change the dates or amounts of subsequent monthly installments of principal and interest, unless Lender otherwise agrees in writing.

13.4	Waiver. Borrower waives any right to prepay this Note except under the terms and conditions set forth in this Section and agrees that if this Note is prepaid, Borrower will pay the prepayment charge set forth above. Borrower hereby acknowledges that: (a) the inclusion of this waiver of prepayment rights and agreement to pay the prepayment charge for the right to prepay this Norse was separately negotiated with Lender; (b) the economic value of the various elements of this waiver and agreement was discussed; (c) the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower and Lender and contained herein; and (d) this waiver is intended to comply with California Civil Code Section 2954.10.

Borrower’s Initials: HDB RP
14. DEFEASANCE.
14.1	Defeasance Definitions. The following terms shall have the meanings indicated:

“Allocated Loan Amount” means that portion of the Loan which has been allocated to each Individual Property which is being dcfeased,

“Code” means the Internal Revenue Code of 1986, as amended to date and as further amended from time to time, or any successor statutes thereto, together with applicable regulations issued pursuant thereto in temporary or final form.

“Defeasance” means the Borrower’s substitution of collateral and Lender’s full or partial release of the lien of the Deed of Trust upon satisfaction of all of the terms and conditions of this Section 14.

“Defeasance Collateral” means obligations or securities, not subject to prepayment, call or early redemption, that are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America that are backed by the full faith and credit of the United States, together with all revenues and proceeds of such obligations or securities.

“Defeasance Date” means the date upon which the Defeasance is completed.

“Defeasance Security Agreements” shall have the meaning specified in Section 14.3 d.(ii). “Individual Property” means property as described in Exhibit A of the Deed of Trust.

“Lockout Expiration Date” means the later of (a) two years after the Startup Day (defined below) of the REMIC (defined below), if any, that holds this Note on the Defeasance Date, and (b) the 3RD anniversary of the date of this Note.

“Rating Agencies” means Fitch ICBA, Inc., Moody’s Investor Services, Inc., Standard & Poor’s Rating Services and any other nationally-recognized statistical rating organization that, in connection with the securitization of the Loan by a REMIC, maintains a rating on the Defeasance Date of the securities issued by the REMIC.

“REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Startup Day” means the “startup day” within the meaning of Section 860G(a)(9) of the Code.

“Successor Borrower” means an entity designated by Lender whose sole purpose is to own the Defeasance Collateral delivered by Borrower under this Section 14 and assume Borrower’s obligations with respect to the Loan or portion of the Loan affected by the Defeasance, either alone, or together with the Defeasance Collateral for other, previously deceased loans or portions of loans assumed by Successor Borrower which are also held by the REMIC that holds this Note. The Successor Borrower shall, in either case, be restricted from taking actions that could result in its bankruptcy or dissolution
14.2	Borrower Right to Defease. At any time after the Lockout Expiration Date, Borrower may elect to effect a Defeasance of the entire Loan or one or more partial Defcas.nces of an Individual Property in accordance with the provisions of this Section 14, at Borrower’s sole cost and expense.

14.3	Conditions. Borrower shall only have the right to cause a Defeasance if all of the following conditions have been satisfied:
a.	Notice. Borrower shall give at least 45 days but rot more than 90 days written notice to Lender specifying the Borrower’s intended Defeasance Date and, for a partial Defeasance, the Individual Property affected. Simultaneously with the delivery cf such notice, Borrower shall deposit with Lender an amount estimated by Lender to be sufficient to reimburse Lender’s reasonable anticipated expenses in connection with the Defeasance, for which Borrower shall be solely responsible whether or not the Defeasance shall be completed. If any such notice shall have been given by Borrower, Borrower shall be obligated to complete the Defeasance of the Loan on the Defeasance Date, unless such notice is revoked in writing by Borrower prior to the Defeasance Date. Upon completion of the Defeasance or revocation by Borrower as specified above, Lender shall return any surplus deposit to Borrower;

b.	No Default. No Default shall have occurred and be continuing on the date of Borrower’s notice under Section 14.3 a. above or on the Defeasance Date.

c.	Payments. Borrower shall pay in full, on or before the Defeasance Date, all unpaid interest accruing under this Note to and including the Defeasance Date, and all other sums due under this Note and the other Loan Documents on or before the Defeasance Date, including without limitation, (i) all costs and expenses paid or incurred by Lender or its agents in connection with the Defeasance, the release of the lien of the Deed of Trust on the Property or the Individual Property, as the case may he, the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreements and related documentation, and (ii) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of this Note, the New Note (as hereinafter defined) or the Defeasance;

d.	Deliveries. Borrower shall, at Borrower’s sole cost and expense, deliver the following items to Lender on or before the Defeasance Date:
(i)	for any partial Defeasance, a new promissory note in an amount equal to one hundred twenty-five percent (125%) of the outstanding principal balance of the Allocated Loan Amount affected by the Defeasance (the “New Note”), and an amendment to this Note to evidence only the remaining principal balance of the Loan. The New Note and Defeasance Security Agreements will not be cross-defaulted to this Note and other Loan Documents;

(ii)	The Defeasance Collateral, as substitute collateral for the Loan or, for a partial Defeasance, for the New Note. The principal and interest payments under the Defeasance Collateral must be, in timing and amounts, sufficient to provide for payment prior, but as close as possible, to all successive scheduled payment dates occurring after the Defeasance Date, with each such payment being equal to or greater than the amount of the corresponding installment of principal and interest required to be paid under this Note or, for a partial Defeasance, under the New Note (including, without limitation, all amounts due on the Maturity Date) for the balance of the to m hereof Borrower shall take sucl actions, enter such agreements and issue such orders or directions (including those specified below), as are necessary or appropriate and in accordance with customary commercial standards to effectuate book-entry transfers and pledges through the book-entry facilities of the institution holding the Defeasance Collateral or otherwise to create and perfect a valid, enforceable, first priority security interest in the Defeasance Collateral in favor of Lender:

(iii)	a pledge and security agreement and an acccunt control agreement, each in form and substance customary in commercial mortgage defeasance transactions (such agreements, together with the New Note in the case of a partial Defeasance, the “Defeasance Security Agreements”), creating, attaching and perfecting a first priority security interest in favor of Lender in the Defeasance Collateral under the law of the ] urisdiction selected by Lender, which agreements shall provide, among other things, that all payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender to amounts then due and payable under this Note or, for a partial Defeasance, under the New Note;

(iv)	a certificate of Borrower certifying that all of the requirements of this Section 14 have been satisfied;

(v)	opinions of counsel for Borrower, addressed. to Lender and all Rating Agencies and delivered by counsel reasonably satisfactory to Lender, subject only to customary assumptions, qualifications and exceptions, stating, among other things, that (a) Lender has a perfected first priority security interest in the Defeasance Collateral, (b) the Defeasance Security Agreements are enforceable against Borrower in accordance with their terms and (c) any REMIC that holds this Note on the Defeasance Date will not, as a result of the Defeasance, fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code;

(vi)	a certificate, addressed to Lender and all Rating Agencies, from a firm of independent certified public accountants reasonably acceptable to Lender, subject only to customary assumptions, qualifications and exceptions, certifying that the Defeasance Collateral satisfies the requirements of Section 14.3 d.(ii) above and certifying that in no fiscal year of the Successor Borrower will the interest earned on the Defeasance Collateral exceed the interest payable for the same period on the Loan under this Note or, for a partial Defeasance, on the New Note;

(vii)	if this Note is held by a REMIC, written evidence from all of the Rating Agencies that originally rated the pool, that the Defeasance will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the Defeasance for any securities representing interests in such REM IC which are then outstanding;

(viii)	for a partial Defeasance, an endorsement to Lender’s title insurance policy reflecting the Defeasance and otherwise reflecting no material adverse change in the title to the Property which remains subject to the lien of the Deed of Trust;

(ix)	such other certificates, opinions, documents or instruments as are customary in commercial mortgage defeasance transactions to effect the Defeasance.
e.	Partial Release Conditions. For a partial Defeasance, all other conditions specified in the Note or the Deed of Trust for a release of any Individual Property shall have been satisfied except payment to Lender of any portion of the outstanding principal balance of the Loan.

f.	Release of Lien. Upon satisfaction of all condition, specified above, the Property or, for a partial Defeasance, the Individual Property shall be released from the lien of the Deed of Trust and the other Loan Documents, and the Defeasance Collateral and the proceeds thereof shall constitute the only collateral securing the obligations of Borrower under this Note and the other Loan Documents or, for a partial Defeasance, under the New Note and the Defeasance Security Agreements. Lender shall, at Borrower’s expense, prepare, execute and deliver any agreements reasonably necessary to release the lien of the Deed of Trust from the Property or the India dual Property, as applicable.

g.	Assignment and Assumption. In connection with the Defeasance, Borrower shall, at the request of Lender, assign al]. of its right, title and interest in and to the pledged Defeasance Collateral and all its obligations and rights under this Note or, for a partial. Defeasance, the New Note, and the Defeasance Security Agreements to the Successor Borrower. The Successor Borrower shall execute an assumption agreement in form and substance customary in commercial mortgage defeasance transactions, pursuant to which it shall assume Borrower’s obligations under this Note or, for a partial Defeasance, the New

Note, and the Defeasance Security Agreements. On the Defeasance Date, a fee of 1% of the outstanding balance of the Loan shall be paid by Borrower to Successor Borrower in consideration of Successor Borrower’s assumption of such obligations of Borrower. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender opinions of counsel addressed to Lender and all Rating Agencies, in form and substance customary in commercial defeasance transactions and delivered by counsel reasonably satisfactory to Lender, and subject only to customary assumptions, qualifications and exceptions, stating, among other things, that such assumption agreement is enforceable against Borrower and Successor Borrower in accordance with its terms and that this Note or, for a partial Defeasance, the New Note, and the Defeasance Security Agreements, as so assumed, are enforceable against Successor Borrower in accordance with their respective terms, and that the bankruptcy of any affiliate of Successor Borrower will not affect the ii ssets of the Successor Borrower; and (ii) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the formation or review of the Successor Borrower and the preparation of the assumption agreement and related documentation). Upon such assumption, Borrower shall be relieved of its obligations under this Note or, for a partial Defeasance, under the New Note, the Defeasance Security Agreements and the other Loan Documents (but in a partial Defeasance, only to the extent applicable to the Individual Property affected by the Defeasance) other than (iii) representations and warranties made in connection with the Defeasance, (iv) the obligation to effect the Defeasance in accordance with this Section 14, and to provide further assurances as necessary to do so, (v) liability for losses to Lender resulting from an avoidance, rescission or set-aside of the Defeasance as a result of actions taken or suffered by Borrower, and (vi) those obligations which are specifically intended to survive the payment of the Loan or other termination, satisfaction or assignment of this Note, the Defeasance Security Agreements or the other Loan Documents or Lender’s exercise of its rights and remedies under any of such documents and instruments.

15.	WAIVER OF JURY TRIAL. LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR AR][SING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WR][TTEN), OR ACTIONS OF LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN TO BORROWER.

“BORROWER”

BARBER LANE ASSOCIATES L.P., a California limited partnership

By:	Menlo Equities Associates V LLC, a California limited liability company, General Partner

	By:	Menlo Equities LLC, a California limited liability company, Managing Member

		By:	Menlo Equities, Inc., a California corporation, Managing Member

			By:	/s/ Henry D. Bullock

Henry D. Bullock,
President

		By:	Diamant Investments LLC, a Delaware limited liability company, Member

			By:	/s/ Richard J. Hollstrom

Richard J. Hollstrom,
Managing Member

LoanNo.31-0900266A
EXHIBIT A TO PROMISSORY NOTE
Additional Terms And Conditions
     This Exhibit A is attached to and forms a part of that Promissory Note (“Note”) executed by BARBER LANE ASSOCIATES L. P. , a California limited partnership (“Borrower”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).
     DISBURSEMENT OF LOAN PROCEEDS; LIMITATION OF LIABILITY. Borrower hereby authorizes Lender to disburse the proceeds of the Loan, after deducting any and all fees owed by Borrower to Lender in connection with the Loan, to Commonwealth Land Title Inst:_rance Company. With respect to such disbursement, Borrower understands and agrees that Lender does not accept responsibility for errors, acts or omissions of others, including, without limitation, the escrow company, other banks, communications carriers or clearinghouses through which the transfer of Loan proceeds may be made or through which Lender receives or transmits information, and no such entity shall be deemed Lender’s agent. As a consequence, Lender shall not be liable to Borrower for any actual (whether direct or indirect), consequential or punitive damages which may arise with respect to the disbursement of Loan proceeds, whether or not (a) any claim for such damages is based on tort or contract, or (b) either Lender or Borrower knew or should have known of the likelihood of such damages in any situation.
2.	FINANCIAL STATEMENTS.
2.1	Statements Required. During the term of the Loan and while any liabilities of Borrower to Lender under any of the Loan Documents remain outstanding and unless Lender otherwise consents in writing, Borrower shall provide to Lender the following:
a.	Operating Statement. Not later than 10 days after and as of the end of each calendar month during the period prior to any sale of the Loan, and thereafter not later than 30 days after and as of the end of each calendar quarter, an operating statement, signed and dated by Borrower, in a form acceptable to Lender, showing all revenues and expenses during such month or quarter and year-to-date, relating to the Property, including, without limitation, all information requested under any of the Loan Documents;

b.	Rent Roll. Not later than 10 days after and as of the end of each calendar month during the period prior to any sale of the Loan, and thereafter not later than 30 days after and as of the end of each calendar quarter, a rent roll signed and dated by Borrower,, in a form acceptable to Lender, showing the following lease information with regard to each tenant: the name of the tenant, monthly or other periodic rental amount, dates of commencement and expiration of the lease, and payment status;

c.	Balance Sheet. If requested by Lender, not later than 90 days after and as of the end of each fiscal year, a balance sheet, signed and dated by Borrower, in a form acceptable to Lender (or audited financial statements if Borrower obtains them), showing all assets and liabilities of Borrower; and

d.	Other Information. From time to time, upon Lender’s delivery to Borrower of at least 30 days’ prior written notice, such other information with regard to Borrower, principals of Borrower, guarantors or the Property as Lender may reasonably request in writing.
2.2	Form; Warranty. Borrower agrees that all financial statements to be delivered to Lender pursuant to Section 2.1 shall: (a) be materially complete and correct:; (b) present fairly the financial condition of the party; (c) disclose all liabilities that are required to be reflected or reaerved against; and (d) be prepared in accordance with the same accounting standard used by Borrower to prepare the fmancial statements delivered to and approved by Lender in connection with the making of the loan or other accounting standards acceptable to Lender. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all rent rolls and other information to be delivered to Lender pursuant to Section 2.1 shall not contain any misrepresentation or omission of a material fact.
EXHIBIT A

2.3	Late Charge. If any financial statement, leasing schedule or other item required to be delivered to Lender pursuant to Section 2.1 is not timely delivered, Borrower shall promptly pay to Lender, as a late charge, the sum of $500 per item. In addition, Borrower shall promptly pay to Lender an additional late charge of $500 per item for each full month during which such item remains undelivered following written notice from Lender. Borrower acknowledges that Lender will incur additional expenses as a result of any such late deliveries, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 2.3 are a reasonable estimate of such expenses.
3.	IMPOUNDS.
3.1	Amounts. Borrower shall deposit with Lender, the amounts (“Impounds”) stated below on the dates stated below, for the purpose of paying the costs stated below:
a.	Taxes. (i) $15,110.00 on the Disbursement Date, and (ii) on the first payment date on which both principal and interest under the Loan are payable and on each payment date thereafter, an amount estimated from time to time by Lender in its sole discretion to be sufficient to pay for taxes and other liabilities payable by Borrower under Section 6.9 of the Deed of Trust. The initial estimated monthly amount to be deposited by Borrower on each payment date is $3,022.00.

b.	Insurance. (i) $6,392.00 on the Disbursement Date, and (ii) on the first payment date on which both principal and interest under the Loan are payable and on each payment date thereafter, an amount estimated from time to time by Lender in its sole discretion to be sufficient to pay for premiums for insurance payable by Borrower under Section 6.10 of the Deed of Trust. The initial estimated monthly amount to be deposited by Borrower on each payment date is $799.00.

c.	Tenant Improvements. $3,758.00 on the first payment date on which both principal and interest under the Loan are payable and on each payment date thereafter for tenant improvements, brokerage commissions and other leasing costs that may he required for new tenants in the Property. Notwithstanding, the foregoing, if tenant has not exercised its renewal option by the end of the sixth lease year, then Borrower shall enter into a Restricted Account Agreement (defined in Section 5)

d.	Capital Expenditures. $659.00 on the first payment date on which both principal and interest under the Loan are payable and on each payment cate thereafter for payment or reimbursement of Capital Expenditures (defined below).
3.2	Application.
a.	Taxes. If no Default exists, Lender shall apply the Impounds to the payment of the taxes and other liabilities stated above.

b.	Insurance. If no Default exists, Lender shall apply the Impounds to the payment of the insurance premiums stated above.

c.	Tenant Improvements. If no Default exists, Lender shall release the Impounds to Borrower once a month, no less than $5,000.00 per release, to pay or reimburse Borrower for the tenant improvements, brokerage commissions, and leasing costs stated above; provided, however, that Lender shall have received and approved each of the following For each tenant for which such costs were incurred:
(i)	Borrower’s written request for such release, including the name of the tenant, the location and net rentable area of the premises leased by such tenant and a description and cost breakdown in reasonable detail of the costs covered by the request;

(ii)	Borrower’s certification that the tenant improvements have been completed lien-free and in a workmanlike manner;

(iii)	a fully executed lease, or extension or renewal ef the current lease;

(iv)	prior to the last release of Impounds for each space, an estoppel certificate executed by the tenant including its acknowledgment that all tenant improvements have been satisfactorily completed; and

(v)	such other information with respect to such costs as Lender may request.
d.	Capital Expenditures. If no Default exists, Lender shall release the Impounds to Borrower once a month, in increments of no less than $5,000.00 per release, to pay or reimburse Borrower for the Capital Expenditures; provided, however, that Lender shall have received and approved each of the following:
(i)	Borrower’s written request for such release, including a description of the Capital Expenditures and Borrower’s certification that all Capital Expenditures have been paid or incurred by Borrower for work completed lien-free and in a workmanlike manner;

(ii)	copies of invoices supporting the request for such release; and

(iii)	an inspection report if required by Lender, signed by an inspector selected by Lender, whose fees and expenses shall be paid by Borrower and deducted from requested release of Impounds, and such other evidence as Lender shall require, confirming Borrower’s certification.
3.3	General. Any portion of the Impounds that exceeds the amount required for payment of the foregoing costs shall be repaid to Borrower upon Borrower‘s compliance with the foregoing. Reference is made to Section 6.12(b) of the Deed of Trust for a description of the account into which the Impounds shall be deposited and for a description of certain rights and reme dies of Lender with respect to amounts in such account. Notwithstanding anything to the contrary in the Deed of Trust, all accounts containing Impounds for tenant improvements shall bear interest at a rate established by Lender or its servicing agent, which may or may not be the highest rate then available.
3.4	Maintenance and Construction.
a.	Tenant Improvements. Borrower shall constrict all tenant improvements in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations.

b.	Capital Expenditures. Borrower shall complete the lien-free performance or installation of the Capital Expenditures (as defined below) from time to time as necessary, in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations. “Capital Expenditures” shall mean major repairs and replacements to maintain or improve the Property, including, without limitation, structural repairs, roof replacements, HVAC repairs and replacements, mechanical and plumbing repairs and replacements and boiler repair and replacements.

c.	Right of Inspection. Lender shall have the right to enter upon the Property at all reasonable times to inspect all work for the purpose of verifying information disclosed or required pursuant to this Note. Notwithstanding the foregoing, Lender shall not be obligated to supervise or inspect any work or to inform Borrower or any third party regarding any aspect of any work.
3.5	Release. Lender shall release any Impounds to Borrower through a funds transfer of such Impounds initiated by Lender to the following account or such other account as Borrower specifies in a notice to Lender:

Bank Name:	Wells Fargo Impound Distribution
ABA Routing Nc.:	122242173
Account Name:	40302954
Reference:	Barber Lane Associates LP _
Advise:	Controller (650) 326-9300 __________
Lender shall determine the funds transfer system and other means to be used in making each such release. Borrower agrees that each such funds transfer initiated by Lender shall be deemed to be a funds transfer
EXHIBIT A

properly authorized by Borrower, even if the transfer is not actually properly authorized by Borrower. Borrower acknowledges that Lender shall rely on the account number and ABA routing number set forth above or specified in a notice from Borrower to Lender, even if such account number identifies an account with a name different from the name so specified, or the routing number identifies a bank different from the bank so specified. If Borrower learns of any error in the transfer of any Impounds or of any transfer which was not properly authorized, Borrower shall notify Lender as soon as possible in writing but in no case more than 14 days after Lender’s first confirmation to Borrower of such transfer.
4.	ONE-TIME RIGHT OF TRANSFER OF PROPERTY. Notwithstanding anything to the contrary contained in Section 6.15 of the Deed of Trust, Lender shall, one time only, consent to the voluntary sale or exchange of all of the Property by Trustor (as defined in the Deed of Trust) to a bona-fide third party purchaser, without any modification of the terms of this Note or the other Loan Documents, if no Default has occurred and is continuing and all of the following conditions have been satisfied:
4.1	Lender’s reasonable determination that the proposed purchaser, the proposed guarantor, if any, and the Property all satisfy Lender’s then applicable credit review and undervYrifng standards, taking into consideration, among other things, (a) any decrease in the Property’s cash flow which would result from any increase in real property taxes due to any anticipated reassessment of the Property for tax purposes and (b) any requirement of Lender that the proposed borrowing entity satisfy Lender’s then applicable criteria for a single purpose bankruptcy remote entity;

4.2	Lender’s reasonable determination that the proposed purchaser possesses satisfactory recent experience in the ownership and operation of properties comparable to the Property;

4.3	if required by Lender, payment to Lender of sufficient funds to establish an Impound Account for Deferred Maintenance, Capital Improvements and proposed purchaser‘s agreement to pay monthly Impound payment;

4.4	the execution and delivery to Lender of such documents and instruments as Lender shall reasonably require, in form and content reasonably satisfactory to Lender, including, without limitation, (i) an assumption agreement under which the purchaser assumes all obligations and liabilities of Borrower under this Note and the other Loan Documents and agrees to periodically pay such new or additional Impounds to Lender as Lender may reasonably require, and (ii) a consent to the transfer by any existing guarantor and a reaffirmation of such guarantor’s obligations and liabilities under any guaranty made in connection with the Loan or a new guaranty executed by a new guarantor reasonably satisfactory to Lender;

4.5	if required by Lender, delivery to Lender of evidence of title insurance reasonably satisfactory to Lender insuring Lender that the lien of the Deed of Trust and the priority thereof will not be impaired or affected by reason of such transfer or exchange of the Property;

4.6	payment to Lender of an assumption fee equal to 1% of the then outstanding principal balance of this Note;

4.7	reimbursement to Lender of any and all costs and expenses paid or incurred by Lender in connection with such transfer or exchange, including, without limitation, all in-house or outside counsel attorneys’ fees, title insurance fees, appraisal fees, inspection fees, environmental consultant’s fees and any fees or charges of the applicable rating agencies; and

4.8	if required by Lender, delivery to Lender of written evidence from the applicable rating agencies that such transfer or exchange will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the transfer or exchange for any securities issued in connection with the securitization of the Loan which are then outstanding.
Lender shall fully release Borrower and any existing guarantor from any further obligation or liability to Lender under this Note and the other Loan Documents upon the assumption by the purchaser and any new guarantor of all such obligations and liabilities and the satisfaction of all other conditions precedent to a transfer or exchange in accordance with the provisions of this Section.
5.	R:EMEC INC. LEASE. If on or before the end of the sixth (6th) lease year, Remec Inc. (“Remec”) does not exercise its option to extend its lease tenn pursuant to the Lease dated April 14, 2000 by and between Barber Lane Associates L.P., a California limited partnership (“Landlord”) and REMEC, Inc., a California corporation (“Tenant”) (said lease being referred to herein as the “Remec Lease”), then Borrower and Lender shall enter into a Restricted Account Agreement (in form and substance acceptable to Lender attached as Exhibit A-1) which shall provide, in part, that (a) Remec will make all payments due under the Remec Lease directly into a pledged account (without check writing privileges) maintained by Lender (the “Restricted Account"), (b) the Restricted Account shall be in the name of Borrower, with Lender named as pledgee, and such account shall bear interest at a rate established by Lender or its servicing agent, which may or may not be the highest rate then available, (c) Borrower shall cause all payments made by Remec to be deposited into the Restricted Account on the date that principal and interest payments are due, (d) Lender shall debit the Restricted Account for all payments due under this Note on the date said amounts are due, provided immediate available funds are on deposit in the account, (e) Lender shall disburse funds on deposit in the Restricted Account (no more than once per calendar month) upon Borrower’s written request to cover the payment of operating expenses (such operating expenses to be evidenced to Lender’s satisfaction) and (f) on the last Business Day of every calendar month the balance on deposit in the Restricted Account shall be transferred to the tenant improvement impound account. If at any time the balance on deposit in the tenant improvement impound account is greater than or equal to $532,800 (the “TI Floor Amount”), then (g) Remec shall no longer be required to make payments directly into the Restricted Account, (h) Remec shall make payments to Borrower, (i) the Restricted Account shall be closed and (j) Borrower shall not be required to make tenant improvement impound deposits under Section 3.1(c) of this Exhibit A to Promisory Note. If at any time thereafter the balance in the tenant improvement impound account is less than the TI Floor Amount, Borrower shall promptly resume making tenant improvement impound deposits under said Section 3.1(c). All amounts on deposit in the Restricted Account shall constitute Impounds hereunder and reference is made to Section 6.12(b) of the Deed of Trust for a description of Lender’s rights and remedies with respect to such amounts.
6.	LETTER OF CREDIT.
6.1	Deliveries to Lender. Prior to the closing of the Loan, Borrower shall deliver to Lender an irrevocable standby letter of credit (the “Initial Letter of Credit") in the aggregate principal amount of $569,192.40 issued by Union Bank of California, N.A. in favor of Borrower, guaranteeing the performance of Remec under the Remec Lease. The term “Letter of Credit”, as used herein, shall mean the Initial Letter of Credit and any replacement or renewal letters of credit. Subject to the provisions of this Section 6, Lender shall retain custody of the Letter of Credit until such time as the Loan is repaid in full (other than through judicial or nonjudicial foreclosure of the Deed of Trust or deed in lieu thereof) or until Remec is entitled to have the Letter of Credit returned to it in accordance with the Remec Lease.

6.2	Letter of Credit. The Letter of Credit shall be drawable in accordance with its terms and, solely as between Borrower and Lender, the additional terms of this Section:
a.	Pre-Foreclosure. Until such time, if ever, as Lender acquires title to the Property and succeeds to the interest of Borrower, as lessor under the Remec Lease, by judicial or nonjudicial foreclosure or deed in lieu thereof, not more than ten (10) Business Days’ after Lender’s receipt of (1) Borrower’s written request that Lender deliver the Letter of Credit to Borrower for draw in a specified amount, (2) Borrower’s written certification to Lender that there exists a default under the Remec Lease, that Remec has not cured the default and that the amount requested for draw is due Borrower under the Remec Lease and (3) a non-refundable $250 processing fee, Lender shall deliver the Letter of Credit, to Borrower for draw. Notwithstanding the foregoing, Borrower shall have the right to request no more than one (1) such drawing per month. If any such draw is a partial draw, Borrower shall be permitted to retain the funds, but Borrower shall promptly return the Letter of Credit to Lender. If any such draw is a draw of the entire amount remaining to be drawn under the Letter of Credit, then Borrower shall deposit such amount (the “LC Proceeds”) into the Cash Deposit Account (defined below).

b.	Post- Foreclosure:. If Lender acquires title to the Property and succeeds to the interest of Borrower, as lessor under the Remec Lease, by judicial or nonjudiciial foreclosure of the Deed of Trust or deed in lieu thereof, Lender shall have the sole right thereafter, at :any time and from time to time, to have the Letter of Credit reissued in favor of Lender and to draw upon the Letter of Credit in accordance with the terms thereof and Borrower shall have no further rights to request draws under the Letter of Credit. In such circumstances, the proceeds of any draw under the Letter of Credit by Lender shall be and remain the sole property of Lender and shall be applied by Lender[ to such purposes as Lender shall determine in its sole and absolute discretion.
6.3	Cash Deposit Account.
EXHIBIT A

a.	Deposits. Promptly upon receipt, Lender shall deposit any LC Proceeds into an account in the name of Lender, as pledgee of Borrower, established and maintained by Lender at Lender or Lender’s servicer (“Cash Deposit Account”). The Cash Deposit Account shall be under the sole control of Lender but subject to Borrower’s rights under this Section 6.3. Borrower acknowledges that the Cash Deposit Account shall be and remain “Collateral” under the Deed of Trust and shall be subject to the security interest granted by Borrower to Lender in Article 4 of the Deed of Trust. Upon any Default, Lender shall have the right, in addition to any other rights of Lender under the Loan Documents, to foreclose its security interest in the Cash Deposit Account and apply the sums in the Cash Deposit Account to the repayment of the indebtedness outstanding under this Note in such order as Lender shall determine. At any time and from time to time, promptly upon Lender’s request, Borrower shall execute such additional documents and instruments as Lender shall reasonably deem necessary or desirable for the purpose of confirming and perfecting Lender’s security interest in the Cash Deposit Account. The Cash Deposit Account will be interest bearing at the money market rate and the interest will be paid to the Borrower.

b.	Disbursements for Tenant Improvements. If no Default exists, Lender shall release amounts on deposit in Cash Deposit Account to pay or reimburse Borrower for the tenant improvements, brokerage commissions and other leasing costs that are incurred in connection with new tenants at the Property, provided, Lender shall have received and approved each of the following for each tenant for which such costs were incurred:
(i)	a fully executed lease (such lease and the tenant thereunder are subject to the prior written approval of Lender);

(ii)	Borrower’s written request for such release, stating the name, location and net rentable area of the tenant and a description and cost breakdown of the leasing costs or tenant improvements covered by the request;

(iii)	Borrower’s certification that the tenant improvements have been completed lien-free and in a workmanlike manner;

(iv)	an estoppel certificate executed by the tenant including its acknowledgment that all tenant improvements have been satisfactorily completed; and

(v)	such other information with respect to such costs as Lender may request.
c.	Disbursements for Debt Service. If no Default exists, Lender shall release amounts on deposit in the Cash Deposit Account to pay the debt service on the Loan, to pay operating expenses or to be used as a consequence of the default under the Remec Lease or other matter that gave rise to the right to draw under the Letter of Credit, provided, that all of the following conditions are satisfied:
(i)	in the case of debt service, Borrower delivers a direction to Lender directing Lender to pay itself debt service on the Loan (the direction shall state the amount that Lender is to pay);

(ii)	in the case of operating expenses, Borrower delivers a direction to Lender directing Lender to disburse funds to Borrower for the payment of operating expenses (the direction shall state the amount to be disbursed and shall evidence to Lender’s satisfaction the amount of the operating expenses); and

(iii)	in the case of a consequence of a default or other matter under the Remec Lease, Borrower delivers a direction to Lender directing Lender to disburse funds to Borrower and describing the matter to which the funds are to be applied (the direction shall state the amount to be disbursed and shall evidence to Lender’s satisfaction the amount requested).
d.	Disbursements Generally. With respect to the disbursements provided for in paragraphs (b) and (c) above (i) it shall be a condition to each disbursement that Lender is satisfied that Borrower has a right to use such funds under the terms of the Remec Lease, (ii) Lender shall not be obligated to make the requested disbursement until after all of the conditions have been satisfied, (iii) Lender shall receive a non-refundable processing fee of $250 in connection with each request and (iv) Borrower shall have the right to no more than one (1) disbursement per month.
6.4	Transfer and Refund to Borrower. Promptly after the Loan is repaid in full (other than through judicial or nonjudicial foreclosure of the Deed of Trust or deed in lieu thereof), Lender shall surrender the Letter of Credit to Borrower and refund to Borrower all sums contained in the Cash Deposit Account. Additionally, upon a permitted transfer of the Property by Borrower, Lender shall cause the Cash Deposit Account to be transferred into the name of Lender, as pledgee for the transferee, provided Borrower and such transferee execute any documents reasonably requested by Lender with respect to such transfer of the Cash Deposit Account.

6.5	Sale or Transfer of the Property. If Borrower sells or otherwise transfers the Property (a) the Letter of Credit shall be assigned to Lender and Lender shall become the beneficiary thereunder and (b) the Loan Documents shall be modified accordingly to provide for the mechanism for drawings to be made under the Letter of Credit.
7.	PERMITTED TRANSFERS. Notwithstanding anything to the cont[r]ary contained in Section 6.15 of the Mortgage, any sale, exchange, transfer or conveyance of any direct or indirect ownership interests in DIAMANT INVESTMENTS LLC, a Delaware limited liability company or MENLO EQUITIES, INC., a California corporation shall be permitted and shall be freely transferable to immediate farrrily members or entities created for the benefit of such family members, for estate planning purposes so long as (a) MENLO EQUITIES LLC, a California limited liability company co!rtinues to be liable as guarantor under the Limited Guaranty of even date herewith and continues to be the managing member of the general partner of Borrower, and (b) MENLO EQUITIES, INC., a California corporation continues co be the sole managing member of MENLO EQUITIES LLC, a California limited liability company, and (c) Henry D. Bullock and/or his immediate family members or entities created for such family members for estate planning purposes continue to own 100% of MENLO EQUITIES, INC., a California corporation (“Permitted Transfer”). Borrower agrees that it shall provide to Lender a certificate in a form acceptable to Lender, signed and dated by Borrower, listing all the names of the parties holding an ownership interest in Borrower and the percentage interests held by each such party within 5 days after Lender’s written request for such information.

With respect to any Permitted Transfers the following conditions precedent must also be satisfied in addition to the requirements set forth above:
7.1	Lender’s receipt of at least 30 days’ prior written notice from Borrower of the proposed transfer together with documentation reasonably satisfactory to Lender regarding the ownership structure of the proposed transferee;

7.2	if required by Lender, the execution and delivery to Lender of such documents and instruments as Lender shall reasonably require, in form and substance reasonably satisfactory to Lender, including, without limitation, (i) an assumption agreement under which the transferee assumes all obligations and liabilities of Borrower under the Note and the other Loan Documents, and (ii) a consent to the Permitted Transfer by any existing guarantor and a reaffirmation of such guarantor’s obligations and liabilities under any guaranty made in connection with the Loan;

7.3	Lender’s receipt of a transfer fee in the amount of $500.00; and
reimbursement to Lender of any and all costs and expenses paid or incurred by Lender in connection with such transfer, including, without limitation, all in-house or outside counsel attorneys’ fees.
EXHIBIT A